Exhibit 23.1
KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 30, 2026, with respect to the consolidated financial statements of PDS Biotechnology Corporation, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
New York, New York
October 14, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.